FEE AGREEMENT
GPH LIQUIDATING TRUST

This Fee Agreement (this “Agreement”) is made as of May 17, 2006 (the “Closing Date”), by and between Milan M. Radonich, a Connecticut resident (“Trustee”), and GPH Liquidating Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H

 WHEREAS, pursuant to a Trust Agreement, dated as of May 17, 2006 (the “Trust Agreement”), between Wilmington Trust, Global Preferred Holdings, Inc. and the named Administrator and named additional Trustees, Trustee will act as an additional trustee (a “Managing Trustee”) of the Trust;

WHEREAS, pursuant to Section 6.4 of the Trust Agreement, Trustee is entitled to compensation for his services as a Managing Trustee;

WHEREAS, Trustee and the Trust desire to set forth with greater particularity the specific agreement as to the compensation owing to Trustee as a Managing Trustee pursuant to the Trust Agreement;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows.

1. The compensation due and owing to Trustee pursuant to Section 6.4 of the Trust Agreement shall be (a) a fee of $500.00 per month, plus (b) a fee of $250.00 for each formal meeting of the Trustees in which the Trustee participates, in person or by telephone, during the term of this Agreement. The monthly fee in (a) above shall be payable in advance on the first day of each calendar month during the term of this Agreement, commencing with a payment on June 1, 2006, which shall also include a pro-rated amount for the period from the date hereof through May 31, 2006. The meeting fee in (b) above shall be paid following the end of each calendar month in which Trustee participated in a formal meeting of the Trustees. Upon the termination of Trustee’s service as a Managing Trustee, for any reason, including without limitation the termination or cancellation of the Trust, the monthly fee in (a) above shall be pro-rated through his last day of service.

2. This Agreement shall terminate on the earlier of (a) termination of Trustee’s service as a Managing Trustee of the Trust, or (b) the termination or cancellation of the Trust.

3. Additionally, Trustee shall be entitled to reimbursement of expenses and indemnification as provided in Section 6.6 of the Trust Agreement.

4. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same Agreement.

5. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be executed effective as of the day first above written.

__/s/ Milan M. Radonich ________

Milan M. Radonich

GPH LIQUIDATING TRUST

By:__/s/ Caryl P. Shepherd ______

Name:	Caryl P. Shepherd
Title:	Administrator